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                                                                    EXHIBIT 4.5

                                   DEMAND NOTE

$700,000.00                                                    FEBRUARY 9, 2004

         FOR VALUE RECEIVED, the undersigned, Metalico, Inc., a Delaware Corporation, having executive offices in Cranford, New Jersey ("Maker") hereby promises to pay to Carlos E. Aguero, the President and Chief Executive Officer of Maker ("Payee"), in lawful money of the Untied States of America and in immediately available funds, the principal sum of Seven Hundred Thousand Nine ($700,000.00), together with interest on the principal balance from time to time outstanding at an annual rate of Five Percent (5%), at such address designated by Payee (the "Note") payable as follows:

Interest is payable monthly and principal shall be due and payable in full on Demand, but if Demand is not made payment in full no later than February 9, 2005, except that the Note may be redeemed within five (5) business days of the date upon which Maker shall have completed an initial public offering of its common stock (the "IPO").

The occurrence of any of the following shall constitute a default ("Default") hereunder:

         (a) if Maker shall fail to make payment of principal or interest on this Note or any other note or obligation of Maker to Payee within 14 days of when the same shall become due and payable;

         (b) if a petition under any chapter of Title 11 of the United States Code (or any similar law of the United States or other jurisdiction) shall be filed by or against Maker.

         Upon or at any time after the occurrence of any Default the Payee or any holder hereof may declare due and payable the entire or any portion of the unpaid balance of the Note by giving Notice as provided hereunder. If, within fifteen (15) days following receipt of such Notice the Maker has not repaid all principal and interest demanded by said Notice, the Payee shall be entitled to a judgment in the amount of such principal and interest then due, and Payee shall have no other rights or remedies for Maker's default hereunder, in law or equity, except those rights and remedies to enforce only those entitlement specifically described herein.

         At the option of the Maker, the unpaid balance of this Note may be prepaid in whole or in part, from time to time, except that the Maker shall nevertheless remain liable to the Payee for any additional interest which it would otherwise have been required to pay had the Note not been prepaid.

         Except as otherwise expressly provided herein, the Maker of this Note hereby waives presentment for payment, demand for payment, dishonor, notice of dishonor, protest


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         and notice of protest, and any and all other requirements necessary to hold it liable as Maker.

         The liability of Maker hereunder shall be unconditional. No act, failure or delay by the holder hereof to declare a Default as set forth herein or to exercise any rights to declare such Default or to exercise any such right or remedy at such time as it shall determine in its sole discretion. The Maker further agrees to pay all costs of litigation in case it becomes necessary to protect the security hereof.

         This Note shall be binding upon Maker, its successors and assigns, and shall inure to the benefit of the Payee. The Payee shall not assign its rights hereunder.

         This Note is given and accepted as evidence of indebtedness only and not in payment or satisfaction of any indebtedness or obligation. Time is of the essence with respect to all of Maker's obligations and agreements under this Note.

         Dated: February 9, 2004

ATTEST:                                  METALICO, INC.  MAKER



                                         By:
----------------------------------          -----------------------------------
                                            Michael J. Drury
                                         Its: Executive Vice President


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